DEVELOPMENT AGREEMENT

         This DEVELOPMENT AGREEMENT (this "Agreement"), dated as of June 30, 1998, is made and entered into by and between AH NORTH CAROLINA OWNER LIMITED PARTNERSHIP, an Ohio limited partnership ("Owner"), and BROOKDALE LIVING COMMUNITIES OF NORTH CAROLINA, INC., a Delaware corporation ("Developer").

                                    RECITALS

         WHEREAS, Owner is acquiring certain real property from Developer pursuant to that certain Purchase and Sale Agreement of even date herewith between Developer, as seller, and Owner, as purchaser (the "Purchase and Sale Agreement"), and desires to develop it for use as a senior and assisted living facility in Raleigh, North Carolina, which is legally described on Exhibit A attached hereto and currently referred to as Regency Place(the "Project");

         WHEREAS, Developer is experienced and qualified in the business of developing senior and assisted living facilities such as the Project, and Owner desires to engage Developer to perform development services in connection with the construction of the Project;

         WHEREAS, Developer has commenced construction of the Project and has entered into (i) a letter of intent to enter into a construction contract with McDevitt Street Bovis, Inc., as general contractor, (ii) an architectural contract and (iii) other contracts related thereto, and hereafter shall enter into additional contracts and amendments, change orders, modifications or supplements of or to any of the foregoing (collectively, the "Construction Contracts"); and

         WHEREAS, Owner desires to retain Developer to, and Developer is willing to, perform development services in connection with the construction of the Project on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the recitals and the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       Responsibilities of Developer.

                                                        -19-
                  (a) Owner hereby engages Developer to perform the services in connection with the development and construction of the Project normally and customarily performed by a developer of a commercial real estate project and as further described herein, and Developer hereby accepts such engagement and, subject to the conditions set forth in this Agreement, agrees to provide such services, at Owner's expense. During the term of this Agreement, Developer shall have full authority to construct the Project or cause the Project to be constructed as a senior and assisted living facility, and shall have full and complete control and reign over, and use of, the entire Project, including its common areas. Without limiting the generality of the foregoing, Developer shall, at Owner's expense, have full authority as follows:

         (i) Regulatory Compliance. Developer shall use reasonable efforts to obtain and maintain all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority required for the construction of the Project. In addition, Developer shall supervise and coordinate the preparation and filing of (and, where required to do so under applicable law or regulations, file) all reports or other information required by all state or other governmental agencies having jurisdiction over the Project and shall deliver copies of all such reports and information to Owner simultaneously with such filings. Developer shall cooperate with governmental inspection and enforcement activities.

         (ii) Equipment and Improvements. Developer shall, on behalf of Owner, acquire or effect the acquisition of equipment and improvements which are needed to operate the Project or its services.

         (iii) Existing Contracts. Developer shall have the right and authority, at the Owner's expense, to enter into, perform, and modify its obligations and duties under the Construction Contracts and to deal with, and enforce the obligations of, all parties thereto.

         (iv) Legal Proceedings. Developer shall have the right and authority, on its own behalf or through legal counsel designated by Developer, direct all legal matters and proceedings that are within the scope of Developer's authority pursuant to this Agreement. Without limiting the generality of the foregoing, Developer is authorized (without the prior written consent of Owner) to (a) settle, in the name and on behalf of Owner and on such terms and conditions as Developer may deem to be in the best interests of the Project, any and all claims or demands arising out of, or in connection with, the operation of the Project, whether or not legal action has been instituted and (b) enter into such agreements with any governmental agencies having jurisdiction over the Project deemed necessary or desirable by Developer in its sole and absolute judgment. All such amounts paid in respect of any such settlements and agreements shall be expenses of the Project and be paid by Owner. Developer will give notice promptly to Owner of all demands and claims and all settlements and legal actions, but the failure to give such notice shall not affect the preceding provisions of this paragraph.

         (v) Other Matters. Developer shall, on its own behalf or, if necessary, on Owner's behalf, be permitted to enter into such other agreements, contracts, easements and to perform such other acts as are necessary or desirable, in Developer's sole and absolute discretion, for the completion and operation of the Project.

         2. Responsibilities of Owner. Owner shall not interfere with Developer in connection with the development of the Project in accordance with the terms of this Agreement. Owner acknowledges and agrees that the development of the Project is within the exclusive control of Developer, and Owner hereby grants Developer sole and exclusive possession and control over the Project. Owner hereby assumes and agrees to pay in accordance with the next sentence hereof (i) all costs, expenses and obligations incurred by Developer through and including the date of this Agreement in connection with the development and construction of the Project which have not been paid as of the date of this Agreement, which costs, expenses and obligations include, accrued developer's fees payable by Developer to Brookdale Living Communities, Inc. ($231,195.30) as of the date hereof), (ii) all closing costs incurred by Developer, as seller, under the Purchase and Sale Agreement and (iii) all costs, expenses and obligations incurred by Developer from and after the date of this Agreement in connection with the development and construction of the Project. Developer shall be responsible for the payment of all such costs, expenses and obligations which become due and payable during the term of this Agreement, and Owner shall reimburse Developer for all amounts paid by Developer immediately upon termination of this Agreement.

         3. Exclusive Representative/Attorney-in-Fact. It is understood and agreed that Developer shall be the exclusive representative of Owner for purposes described in this Agreement, including, without limitation, all acts, functions and activities which would normally and customarily be performed by a developer of real estate in connection with the construction of a major commercial project. Any communications, any regulatory authorities, governmental agencies, contractors, material men suppliers, employees of the Project shall be directed through Developer. Owner hereby appoints Developer as Owner's attorney-in fact, coupled with an interest, to execute and deliver any agreements, documents and instruments on behalf of Owner in accordance with this Agreement; provided, however, any such agreement, document or instrument executed by Developer as Owner's attorney-in-fact shall contain the following language: "Notwithstanding any other provision of this [insert name of document] to the contrary, in no event shall any officer, director, member, partner, manager, shareholder, incorporator or agent of Owner or of Owner's affiliates be personally liable for any of Owner's obligations under this Agreement."

         4. Insurance. Developer shall, at Owner's expense, arrange for and maintain all necessary and proper hazard insurance covering the Project, including the furniture, fixtures and equipment situated thereon, all necessary and proper public liability insurance for the protection of Developer and Owner. Developer shall, at Owner's expense, also arrange for and maintain all employee health and worker's compensation insurance for the Project's personnel. Any insurance provided pursuant to this paragraph shall be an expense of the Project payable by Owner.

         5. Proprietary Interest. The systems, methods, procedures and controls employed by Developer and any written materials or brochures developed by Developer to document the same are to remain the property of Developer and are not, at any time during or after the term of this Agreement, to be utilized, distributed, copied or otherwise employed or acquired by Owner, except as authorized by Developer.

         6. Term of Agreement. Unless this Agreement is sooner terminated as hereinafter expressly provided in Section 7 or as otherwise agreed in writing by both parties, the term of this Agreement shall commence on the date hereof and shall end on the earlier to occur of (i) the date on which the amounts due under that certain Note dated June 30, 1998 made by Owner to Developer in the amount of $1,902,776.97 are payable (whether at maturity of such Note or by reason of the acceleration of such Note or prepayment thereunder) and (ii) September 30, 1998.

         7.       Events of Default and Remedies.

                  (a) Event of Default. At the option of the non-defaulting party, each of the following shall constitute an "Event of Default" hereunder:

                  (i) if Owner shall fail to pay or allow payment of any installment of the Fees due to Developer in accordance with Section 10 hereof for a period of five (5) days after written notice of such failure from Developer;

                  (ii) if Owner fails to perform in any material respect any term, provision, or covenant of this Agreement (other than as set forth in Section 7(a)(i)) and (A) such failure continues for ten (10) days after written notice from Developer specifying such failure to perform (unless such failure cannot be cured by the payment of money and cannot reasonably be cured within such 10-day period, in which event, Owner shall have an additional period, not to exceed an additional thirty (30) days, in which to cure the default) or (B) Owner fails to endeavor diligently and continuously to cure such default as promptly as is practicable;

                  (iii) if Developer fails to perform in any material respect any term, provision, or covenant of this Agreement and (A) subject to Section 8 below, such failure continues for thirty (30) days after written notice from Owner specifying such failure to perform (unless such failure cannot reasonably be cured within such 30-day period, in which event, the defaulting party shall have an additional period as is necessary to cure the default) or (B) Developer fails to endeavor diligently and continuously to cure such default as promptly as is practicable;

                  (iv) if either Owner, on the one hand, or Developer, on the other, is dissolved or liquidated, applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy or is the subject of an involuntary bankruptcy filing, makes a general assignment for the benefit of creditors, or files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner or Developer bankrupt or insolvent or approving a petition seeking reorganization of Owner or Developer or appointing a receiver, trustee or liquidator for such party of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

                  (b) Remedies. At any time after the occurrence and during the continuance of any Event of Default caused by Owner, Developer may, at its option, do one or more of the following: (i) exercise its rights under that certain Guaranty ("Guaranty") dated as of the date hereof made by AH North Carolina CGP, Inc., an Ohio corporation and AH North Carolina Subordinated, LLC, an Ohio limited liability company (collectively, the "Guarantors"), and that certain Collateral Assignment of Partnership Interests dated as of the date hereof made by the Guarantors ("Assignment"), (ii) terminate this Agreement by giving written notice to Owner and/or (iii) exercise all rights and remedies available under law or equity. At any time after the occurrence and during the continuance of an Event of Default caused by Developer under Section 7(a)(iv) above, Owner may, at its option, terminate this Agreement by giving written notice to Developer. At any time after the occurrence and during the continuance of an Event of Default caused by Developer (other than under Section 7(a)(iv) above), Owner may, as its option, terminate this Agreement in accordance with the terms hereof and Developer shall have no other liability to Owner hereunder.

         8. Force Majeure. The parties will not be deemed to be in violation or breach of this Agreement if they are prevented from performing any of their respective obligations hereunder for any reason beyond their control, including, without limitation, strikes, shortages, war, acts of God, or any applicable statute, regulation or rule of federal, state or local government or agency thereof having jurisdiction over the Project or the operations thereof.

         9.        Indemnity.

              (a) Developer agrees to indemnify, reimburse, defend and hold harmless Owner, its partners and their directors, officers, employees, partners, members, managers, shareholders, and agents (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") for, from and against all demands, claims, actions or causes of action, assessments, losses, damages, reasonable attorneys' fees, disbursements and expenses, including costs of Remedial Work (as defined below)(collectively "Losses"), asserted against, resulting to, imposed on, or incurred by any of them, directly or indirectly, in connection with any of the following:

                  (i) events, circumstances, or conditions which occur, are alleged to, or do, form the basis for an Environmental Claim (as defined below);

                  (ii) the presence, Use (as defined below) or Release (as defined below) of Hazardous Substances (as defined below) at, on, in, under, or from the Project, which presence, use or release requires or could reasonably require Remedial Work;

                  (iii) any Environmental Claim against any Person (as defined below) whose liability for such Environmental Claim Developer has or may have assumed or retained either contractually or by operation of law;

                  (iv) events, circumstances, or conditions relating to the Project or Developer which occur, are alleged to, or do, form the basis for any claim under any applicable laws except to the extent caused directly by Owner or any of the Indemnified Parties;

                  (v) any failure of Developer to fulfill each and every obligation undertaken pursuant to this Agreement; or

                  (vi) anything occurring at or around, or in connection with, the Project during the term of the Agreement except to the extent caused directly by Owner or any of the Indemnified Parties.

         (b) Nothing in this Agreement shall be deemed to deprive an Indemnified Party of any rights or remedies provided to such Indemnified Party elsewhere in this Agreement or otherwise available to such Indemnified Party under law. Developer waives and releases each Indemnified Party from any rights or defenses Developer may have under common law or Environmental Laws for liability arising from or resulting from the presence, Use or Release of Hazardous Substances except to the extent directly caused by the gross negligence, fraud or willful misconduct of such Indemnified Party.

         (c) Definitions. As used herein, the following terms shall have the following meanings:

                           "Environmental Claim" means any written request for information by a governmental authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or governmental authority requiring, alleging or asserting liability with respect to Developer, Owner or the Project, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, Use, Release or threatened Release into the environment of any Hazardous Substance in violation of any Environmental Law originating at or from, or otherwise affecting, the Project, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law by Developer or otherwise affecting the Project or (iii) any alleged injury or threat of injury to health, safety or the environment by Developer or otherwise affecting the Project arising from actions which are in violation of Environmental Laws.

                           "Environmental Laws" means any and all applicable federal, state, local and foreign laws, rules, regulations or municipal ordinances each as amended from time to time, and any Permits, approvals, licenses, registrations, filings and authorizations, in each case as in effect as of the relevant date, relating to the environment, health or safety, and pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes and all amendments to and regulations in respect of the foregoing laws.

                           "Hazardous  Substance" means,  collectively,  (i) any
         petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), lead in drinking water, and lead based paint, the presence, generation, use, transportation, storage or disposal of or exposure to which (x) is regulated or could lead to liability under any Environmental Law or (y) is subject to notice or reporting requirements under any Environmental Law, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants" or words of similar import under any Environmental Law and (iii) any other chemical or any other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

                           "Person" means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

                           "Release" means, with respect to any Hazardous Substances, any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

                           "Remedial Work" means any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind reasonably necessary or required under an applicable Environmental Law.

                           "Use" means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance in violation of Environmental Laws or transportation to or from the Project of such Person of such Hazardous Substance in violation of Environmental Laws.

         The terms and provisions of this paragraph 9 shall survive the termination of this Agreement. All payments due to Owner under this Agreement, including without limitation this paragraph 9 shall be payable by Developer within ten (10) days after written demand therefor, and shall bear interest at a rate equal to the prime rate plus five percent (5%) from the date such payment is due until the date of payment.

         10. Fees. During the term of this Agreement, Developer shall be entitled to receive development fees (the "Fees") in an amount and payable by Owner as follows:

                  (a) all corporate overhead and administrative costs and capitalized interest costs incurred by Developer after the date hereof in performing the services under this Agreement; and

                  (b) an  additional  amount  equal to the amount  specified  in
Section 10(a) above.

The Fees described in this Section 10 above shall accrue and shall be due and payable by Owner to Developer in cash on the date on which this Agreement is terminated.

         11. Assignment. This Agreement shall not be assigned (including by operation of law, whether by merger or consolidation (excluding a merger effected solely for the purpose of changing Owner's jurisdiction of incorporation that does not affect the ownership interests of Owner in any material respect) or otherwise) by Owner, on the one hand, or by Developer, on the other, without the prior written consent of the other party; provided, however, that to the extent permitted by applicable law and regulations, and subject to the receipt of all required licenses, permits, approvals and authorizations of applicable governmental agencies, this Agreement may be assigned by Developer to one or more corporations or other legal entities all the shares (and, in the case of legal entities other than corporations, all the equity ownership and voting control) of which are owned, directly or indirectly, by Developer or by Brookdale Living Communities, Inc.

         12. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or by facsimile (with answer back acknowledged) or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, upon receipt with answer back acknowledged, if delivered by facsimile, three (3) business days after mailing, if mailed, or one business day after delivery to the courier, if delivery by overnight courier service:


                  [Remainder of Page Intentionally Left Blank]

If to the Owner:   AH North Carolina Subordinated, LLC
                   320 King of Prussia Road, Suite 160
                   Radnor, PA 19087
                   Attn: David B. Fenkell
                   Fax: (610) 902-0777

With a copy to:    Squire, Sanders & Demsey
                   1300 Huntington Center
                   41 South High Street
                   Columbus, Ohio 43215
                   Attn: Scott West, Esq.
                   Fax: (614) 365-2499

If to the Seller:  Brookdale Living Communities of North
                   Carolina, Inc.
                   c/o Brookdale Living Communities, Inc.
                   77 West Wacker Drive, Suite 4400
                   Chicago, IL 60601
                   Attn: Darryl W. Copeland, Jr.
                   Fax: (312) 977-3692

 with a copy to:   Brookdale Living Communities, Inc.
                   77 West Wacker Drive, Suite 4400
                   Chicago, IL 60601
                   Attn: Robert J. Rudnik
                   Fax: (312) 977-3769

 and to:           Winston & Strawn
                   35 West Wacker Drive
                   Chicago, IL 60601
                   Attn: Wayne D. Boberg
                   Fax: (312) 558-5700

         13. Relationship of the Parties. The relationship of Developer to Owner in connection with this Agreement shall be that of an independent contractor, and all acts performed by Developer during the term hereof shall be deemed to be performed in Developer's capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or joint venture or lease between Owner, its successors and assigns, on the one hand, and Developer, its successors and assigns, on the other hand.

         14. Entire Agreement. This Agreement and any documents executed in connection herewith contain the entire agreement among the parties with respect to the subject matter hereof and, subject to the restrictions contained in
Section 11 above, shall be binding upon their respective successors and assigns, and shall be construed in accordance with the laws of the state where the Project is located. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

         15. Contract Modifications for Certain Legal Events. In the event any state or federal laws or regulations, whether now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Owner and Developer agree to cooperate in restructuring their relationship and this Agreement to eliminate such violation or to reduce the risk thereof to the extent such restructuring can be accomplished upon commercially reasonable terms; provided, that any such restructuring shall, to the maximum extent possible, preserve the underlying economic and financial arrangements between Owner and Developer. The parties agree that such amendment may require either or both parties to obtain appropriate regulatory licenses and approvals.

         16. Captions. The captions used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.

         17. Severability. In the event one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

         18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and each such counterpart shall together constitute but one and the same Agreement.

     19. Limitation of Personal Liability. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any officer, director, member, partner, manager, shareholder, incorporator or agent of Owner or of Owner's affiliates be personally liable to Developer for any of Owner's obligations under this Agreement, except as expressly provided in the Guaranty and the Assignment.

     20. Telecopy. This Agreement and the signatures thereto may be transmitted via telecopy.

     21. Recording. Developer may record this Agreement without Owner's consent at any time.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Development Agreement to be executed and delivered in their names and on their behalf as of the date first set forth above.


                   OWNER:

                   AH North Carolina OWNER LIMITED PARTNERSHIP, an Ohio limited partnership

                   By:      AH North Carolina CGP, Inc., its general partner

                   By:________________________________
                             Name: David B. Fenkell
                             Title: President



                   DEVELOPER:

                   Brookdale Living Communities of North Carolina,
                    Inc., a Delaware corporation


                   By:________________________________
                   Name: Darryl W. Copeland, Jr.
                   Title: President

                  JOINDER BY BROOKDALE LIVING COMMUNITIES, INC.


         This Joinder (this "Joinder") by Brookdale Living Communities, Inc., a Delaware corporation ("Guarantor"), effective as of June 30, 1998, is attached to and a part of that certain Development Agreement (the "Agreement") dated as of June 30, 1998, by and between AH North Carolina Owner Limited Partnership ("Owner") and Brookdale Living Communities of North Carolina, Inc. ("Developer"). Guarantor is the sole stockholder of all of the outstanding stock of Developer and, as such, will benefit from the Agreement. All terms not otherwise defined in this Joinder shall have the same meaning ascribed to them in the Agreement. Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Owner, its partners, officers, managers, employees, agents
(including without limitation David B. Fenkell) the prompt and complete observance, fulfillment and performance of all of the obligations of Developer under or pursuant to the Agreement.


                   GUARANTOR:

                   BROOKDALE LIVING COMMUNITIES, INC., a Delaware corporation


                   By:
                   Name: Darryl W. Copeland, Jr.
                   Title:  Executive Vice President

                                    EXHIBIT A

                                Legal Description


                                 [See Attached]

STATE OF ILLINOIS          )
                                            )        SS.
COUNTY OF COOK                      )


           The foregoing instrument was acknowledged before me this _____ day of June 1998, by Darryl W. Copeland, Jr. the Vice President of Brookdale Living Communities of North Carolina, Inc., a Delaware corporation, on behalf of said corporation.

NOTARY MUST AFFIX SEAL

------------------------------
   NOTARY PUBLIC
Cook County, Illinois


STATE OF ILLINOIS          )
                           )        SS.
COUNTY OF COOK             )


                  The foregoing instrument was acknowledged before me this _____ day of June 1998, by Darryl W. Copeland, Jr., the Executive Vice President of Brookdale Living Communities, Inc., a Delaware corporation, on behalf of said corporation.

NOTARY MUST AFFIX SEAL

------------------------------
   NOTARY PUBLIC
Cook County, Illinois

STATE OF ILLINOIS          )
                           )        SS.
COUNTY OF COOK             )



                  The foregoing instrument was acknowledged before me this _____ day of June 1998, by David B. Fenkell, the President of AH North Carolina CGP, Inc., as general partner of AH North Carolina Owner Limited Partnership, an Ohio limited partnership.

NOTARY MUST AFFIX SEAL

------------------------------
   NOTARY PUBLIC